UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 31, 2025

MORNINGSTAR, INC.

(Exact name of registrant as specified in its charter)

Illinois	000-51280	36-3297908
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

22 West Washington Street
Chicago, Illinois	60602
(Address of principal executive offices)	(Zip Code)

(312) 696-6000

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol	Name of Each Exchange on Which Registered
Common stock, no par value	MORN	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

On October 31, 2025 Morningstar, Inc. (“Morningstar” or the “Company”), certain foreign subsidiaries of the Company as designated borrowers (the “Designated Borrowers”) and certain subsidiaries of the Company as guarantors entered into a new Credit Agreement (the “Credit Agreement”) with Bank of America, N.A., as Administrative Agent, L/C Issuer and Swingline Lender (the “Agent”) and the other lenders party thereto. The Credit Agreement provides Morningstar with a multi-currency credit facility with a borrowing capacity of up to $1.5 billion, including a five-year $750.0 million revolving credit facility (the “Revolving Credit Facility”), a five-year delayed draw term facility of up to $375.0 million (the “A-1 Facility”) and a three-year $375.0 million term facility (the “A-2 Facility” and, together with the A-1 Facility and the Revolving Credit Facility, the “Facility”). The Credit Agreement also provides for the issuance of up to $50.0 million of letters of credit and a $100.0 million sublimit for a swingline facility under the Revolving Credit Facility. In connection with the entry into the Credit Agreement, the Company terminated its existing credit agreement, dated as of May 6, 2022, among the Company, certain subsidiaries of the Company, Bank of America, N.A. and the other lenders party thereto (as amended, restated or supplemented from time to time, the "Existing Credit Agreement"). As of October 31, 2025, the aggregate principal balance outstanding under the Revolving Credit Facility was $170.0 million, which represents a rollover of amounts outstanding under the Company’s previous credit agreement. The proceeds of borrowings under the Facility may be used to refinance existing indebtedness (including all amounts borrowed under the Existing Credit Agreement), pay fees and expenses in connection with the Facility and for other lawful corporate purposes.

The interest rate applicable to loans under the Credit Agreement will be based on the SOFR, SONIA, EURIBOR, Term CORRA or BBSY depending on the currency of the loan and will include an applicable margin for such loans (ranging between 1.05% and 1.425%, based on Morningstar’s consolidated net leverage ratio) and other applicable adjustments as further described in the Credit Agreement.

The Company is subject to various affirmative and negative covenants and reporting obligations under the Facility. These include, among others, that (i) the Company shall have a Consolidated Net Leverage Ratio as of the end of any fiscal quarter of the Company of not greater than 3.50 to 1.00; provided that, solely with respect to the four fiscal quarters following any Material Acquisition (as defined in the Credit Agreement), the Consolidated Net Leverage Ratio determined as of the end of such four fiscal quarters shall not be greater than 4.00 to 1.00 (ii) the Company shall have a Consolidated Interest Coverage Ratio as of the end of any fiscal quarter of not less than 3.00 to 1.00.

The Company’s and the Designated Borrowers’ obligations under the Credit Agreement are unconditionally guaranteed by the Company’s subsidiaries, Morningstar Investment Management LLC, Morningstar Research Services LLC, Morningstar Ratings Holding Corp. and PitchBook Data, Inc., and will in the future be guaranteed by any other domestic subsidiary of the Company (with certain exceptions) which as a result of an Investment, Disposition of assets by the Borrower or any Subsidiary or Acquisition contributes 10% or more of the consolidated revenue of the Company in any fiscal year. Certain foreign subsidiaries of the Company are Designated Borrowers (as defined in the Credit Agreement) and the Company may also add additional foreign subsidiary borrowers under the Credit Agreement. Additionally, there will be restrictions on the Company’s and its subsidiaries’ and certain of its affiliates’ ability to, among other things, pay dividends with respect to its capital stock.

The foregoing summary of the Credit Agreement does not purport to be complete and is qualified in its entirety by reference to the complete terms of the Credit Agreement, a copy of which is filed with this Current Report on Form 8-K as Exhibit 10.1, and is incorporated herein by reference.

Item 1.02	Termination of a Material Definitive Agreement.

The information set forth in Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.

The information set forth in Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference.

Item 3.03.	Material Modification to Rights of Security Holders.

The information set forth in Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d)       Exhibits:

Exhibit No.	Description
10.1	Credit Agreement, dated as of October 31, 2025, by and among Morningstar, Inc., certain subsidiaries of Morningstar, Inc., Bank of America, N.A. and the other lenders party thereto.
104	The cover page from this Current Report on Form 8-K formatted in Inline XBRL (included as Exhibit 101).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MORNINGSTAR, INC.

Date: October 31, 2025	By:	/s/ Michael Holt
	Name:	Michael Holt
	Title:	Chief Financial Officer

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